Exhibit 99.1

The ONE Group Reports First Quarter 2022 Financial Results

Quarterly Revenues Increased 46.9% and Adjusted EBITDA Increased 65.5%
Quarterly Consolidated Comparable Sales Increased 45.1% Compared to 2021 and 45.3% Compared to 2019

Denver, CO – (BUSINESS WIRE) – May 6, 2022 - The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) today reported its financial results for the first quarter ended March 31, 2022.

Highlights for the first quarter compared to the same period in 2021 are as follows:

●	Total GAAP revenues increased 46.9% to $74.2 million from $50.5 million;
●	GAAP net income attributable to The ONE Group was $3.7 million, or $0.11 per share ($0.15 adjusted net income per share)****, compared to GAAP net income of $70 thousand, or $0.00 per share ($0.05 adjusted net income per share)****;
●	Restaurant Operating Profit*** increased 40.8% to $13.0 million from $9.3 million; and
●	Adjusted EBITDA** increased 65.5% to $10.8 million from $6.5 million.

Comparable sales* for the first quarter compared to the same periods in 2021 and 2019:

●	Compared to 2021:
o	Consolidated comparable sales* increased 45.1%;
o	Comparable sales* for STK increased 66.5%; and
o	Comparable sales* for Kona Grill increased 21.9%;
●	Compared to 2019:
o	Consolidated comparable sales* increased 45.3%;
o	Comparable sales* for STK increased 62.9%; and
o	Comparable sales* for Kona Grill increased 27.5%

“We exceeded the high-end of our revenue guidance by $4 million and delivered industry-leading comparable sales growth along with strong restaurant operating profit and adjusted EBITDA despite significant commodity inflation, labor challenges, and the effects of the ongoing COVID-19 pandemic. This brought adjusted EBITDA to nearly $47.0 million for the 12-months ended March 31, 2022, a new record. Our quarterly performance is a true testament to our operational execution and ability to deliver VIBE dining experiences in every market where we operate to every guest, every time. Our sales momentum has continued into 2022, as demonstrated by our strong comparable sales compared to 2021 and 2019, showing that interest in dining at our highly differentiated upscale and polished casual restaurants remains strong,” said Emanuel “Manny” Hilario, President and CEO of The ONE Group.

Hilario continued, “We believe we are still in the early stages of a long-term growth story, and we continue to build a portfolio of high volume, high margin brands with compelling returns. Our robust 2022 development pipeline consists of at least nine new venues, the most we have had in a single year, including two Company-owned STKs, three Company-owned Kona Grills, a managed STK, and three licensed units for takeout and delivery in conjunction with REEF Kitchens. As our footprint increases, we should benefit from leveraging system-wide operating efficiencies and best practices through G&A management as a percentage of revenues.”

* Comparable sales represent total U.S. food and beverage sales at owned and managed units opened for at least a full 18-months. This measure includes total revenue from our owned and managed locations. Three-year comparable sales relate to the comparison of comparable sales for the period 1/1/2022––3/31/2022 to the period 1/1/2019––3/31/2019. The Company monitors sales growth at its established restaurant base in addition to growth that results from restaurant acquisitions; the Company has presented three-year comparable sales to illustrate how sales at its restaurant base before the COVID-19 pandemic compare to sales as COVID-19 restrictions have eased and the Company has reopened in-person dining.

** Adjusted EBITDA. We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, non-cash rent expense, pre-opening expenses, non-recurring gains and losses including incremental costs related to COVID-19, stock-based compensation and certain transactional costs. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Net Income to Adjusted EBITDA in this release.

*** Restaurant Operating Profit. We define Restaurant Operating Profit as owned restaurant net revenue minus owned restaurant cost of sales and owned restaurant operating expenses. Restaurant Operating Profit has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Operating income (Loss) to Restaurant Operating Profit in this release.

**** Adjusted Net Income (Loss). We define Adjusted Net Income as net income before gains on CARES Act Loan forgiveness, COVID-19 costs, lease termination expenses, one-time stock-based compensation and the income tax effect of the adjustment. Adjusted Net Income has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Net Income (Loss) to Adjusted Net Income in this release.

First Quarter 2022 Financial Results

Total GAAP revenues increased $23.7 million, or 46.9%, to $74.2 million in the first quarter of 2022 from $50.5 million in the first quarter of 2021.

Total owned restaurant net revenues increased $21.3 million, or 43.4%, to $70.5 million in the first quarter of 2022 from $49.2 million in the first quarter of 2021. The increase was primarily attributable to strong execution of sales driving initiatives. Consolidated comparable sales* increased 45.1% from the first quarter of 2021.

Management and license fee revenues increased $2.4 million, or 178.9% to $3.7 million in the first quarter of 2022 from $1.3 million in the first quarter of 2021. The increase was primarily attributable to local governments lifting stay at home orders and easing seating capacity restrictions in the markets in which we operate as well as revenue generated from the opening of two managed STKs, one licensed STK and three managed F&B venues during 2021.

Restaurant Operating Profit*** increased $3.8 million, or 40.8%, to $13.0 million and represented 18.5% of Company-owned restaurant net revenues in the first quarter of 2022 compared to $9.3 million and 18.8% of Company-owned restaurant net revenues in the first quarter of 2021. The slight decrease was primarily driven by higher commodity costs partially offset by higher sales and strong management of operating costs.

GAAP net income attributable to The ONE Group Hospitality, Inc. in the first quarter of 2022 was $3.7 million, or $0.11 per share, compared to GAAP net income of $70 thousand, or $0.00 per share, in the first quarter of 2021.

Adjusted Net Income**** attributable to The ONE Group Hospitality, Inc. in the first quarter of 2022 was $5.0 million, or $0.15 per share, compared to adjusted net income of $1.6 million, or $0.05 per share, in the first quarter of 2021.

Adjusted EBITDA** increased $4.3 million, or 65.5%, to $10.8 million in the first quarter of 2022 from $6.5 million in the first quarter of 2021.

As of March 31, 2022, the Company had $28.6 million in cash and cash equivalents, $24.6 million in term loan debt, and $10.6 million available on its revolving credit facility, subject to certain conditions.

Restaurant Development

The Company intends to open at least nine new venues in 2022. There are currently two Company-owned STK restaurants (San Francisco, CA and Dallas, TX), three Company-owned Kona Grill restaurants (Riverton, UT, Columbus, OH and Desert Ridge, Arizona) and one managed STK restaurant (Stratford, UK) under development. In addition, in conjunction with REEF Kitchens, the Company plans to test and open three licensed units in Texas for takeout and delivery only. These units will feature offerings from STK, Kona Grill and Bao Yum concepts.

Preliminary Second Quarter 2022 Targets

As a reminder, the Company is lapping very strong comparable store sales from the second quarter of 2021. Company targets in the second quarter of 2022 are:

●	Total GAAP revenues of approximately $76.5 million to $79.0 million;
o	Owned restaurant net revenue of $73.0 million to $75.0 million;
o	Management, license and incentive fee revenue of $3.5 million to $4.0 million; and
●	Total G&A of approximately $7.0 million.

Conference Call and Webcast

Emanuel “Manny” Hilario, President and Chief Executive Officer, and Tyler Loy, Chief Financial Officer, will host a conference call and webcast today at 8:00 AM Eastern Time.

The conference call can be accessed live over the phone by dialing 1-412-317-5180. A replay will be available after the call and can be accessed by dialing 1-412-317-6671; the passcode is 10166750. The replay will be available until May 20, 2022.

The webcast can be accessed from the Investor Relations tab of The ONE Group’s website at www.togrp.com under “News / Events”.

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is a global hospitality company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both in the U.S. and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands and operations are:

●	STK, a modern twist on the American steakhouse concept with 22 restaurants in major metropolitan cities in the U.S., Europe and the Middle East, featuring premium steaks, seafood and specialty cocktails in an energetic upscale atmosphere.
●	Kona Grill, a polished casual, bar-centric grill concept with 24 restaurants in the U.S., featuring American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere.
●	ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos currently operating 13 venues in the U.S. and Europe.

Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “intend,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to: (1) the effects of the COVID-19 pandemic on our business, including government restrictions on our ability to operate our restaurants and changes in customer behavior, and our ability to hire employees; (2) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (3) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (4) our ability to successfully improve performance and cost, realize the benefits of our marketing efforts and achieve improved results as we focus on developing new management and license deals; (5) changes in applicable laws or regulations; (6) the possibility that The ONE Group may be adversely affected by other economic, business, and/or competitive factors; and (7) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K filed for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q.

Investors are referred to the most recent reports filed with the Securities and Exchange Commission by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investors:

ICR

Michelle Michalski or Raphael Gross

(646) 277-1224

Michelle.Michalski@icrinc.com

Media:

ICR

Seth Grugle

(646) 277-1272

seth.grugle@icrinc.com

THE ONE GROUP HOSPITALITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except earnings per share and related share information)

	For the three months ended March 31,
	2022	2021
Revenues:	(Unaudited)	(Unaudited)
Owned restaurant net revenue	$70,516	$49,168
Management, license and incentive fee revenue	3,665	1,314
Total revenues	74,181	50,482
Cost and expenses:
Owned operating expenses:
Owned restaurant cost of sales	18,099	12,001
Owned restaurant operating expenses	39,373	27,906
Total owned operating expenses	57,472	39,907
General and administrative (including stock-based compensation of $879 and $1,022 for the three months ended March 31, 2022 and 2021, respectively)	6,879	5,174
Depreciation and amortization	2,715	2,699
COVID-19 related expenses	2,313	1,557
Pre-opening expenses	345	101
Lease termination expenses	255	187
Total costs and expenses	69,979	49,625
Operating income	4,202	857
Other expenses, net:
Interest expense, net of interest income	508	1,246
Total other expenses, net	508	1,246
Income (loss) before provision (benefit) for income taxes	3,694	(389)
Provision (benefit) for income taxes	173	(329)
Net income (loss)	3,521	(60)
Less: net loss attributable to noncontrolling interest	(149)	(130)
Net income attributable to The One Group Hospitality, Inc.	$3,670	$70
Currency translation loss	(92)	(18)
Comprehensive income attributable to The ONE Group Hospitality, Inc.	$3,578	$52

Net income attributable to The ONE Group Hospitality, Inc. per share:
Basic net income per share	$0.11	$—
Diluted net income per share	$0.11	$—

Shares used in computing basic income per share	32,231,210	29,168,576
Shares used in computing diluted income per share	34,245,445	32,031,479

The following table sets forth certain statements of operations data as a percentage of total revenues for the periods indicated. Certain percentage amounts may not sum to total due to rounding.

For the three months ended March 31,
	2022	2021
Revenues:	(Unaudited)	(Unaudited)
Owned restaurant net revenue	95.1%	97.4%
Management, license and incentive fee revenue	4.9%	2.6%
Total revenues	100.0%	100.0%
Cost and expenses:
Owned operating expenses:
Owned restaurant cost of sales (1)	25.7%	24.4%
Owned restaurant operating expenses (1)	55.8%	56.8%
Total owned operating expenses (1)	81.5%	81.2%
General and administrative (including stock-based compensation of 1.2% and 2.0% for the three months ended March 31, 2022 and 2021, respectively)	9.3%	10.2%
Depreciation and amortization	3.7%	5.3%
COVID-19 related expenses	3.1%	3.1%
Pre-opening expenses	0.5%	0.2%
Lease termination expenses	0.3%	0.4%
Total costs and expenses	94.3%	98.3%
Operating income	5.7%	1.7%
Other expenses, net:
Interest expense, net of interest income	0.7%	2.5%
Total other expenses, net	0.7%	2.5%
Income (loss) before provision (benefit) for income taxes	5.0%	(0.8)%
Provision (benefit) for income taxes	0.2%	(0.7)%
Net income (loss)	4.7%	(0.1)%
Less: net loss attributable to noncontrolling interest	(0.2)%	(0.2)%
Net income attributable to The One Group Hospitality, Inc.	4.9%	0.1%

(1)	These expenses are being shown as a percentage of owned restaurant net revenue.

THE ONE GROUP HOSPITALITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	March 31,	December 31,
	2022	2021
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$28,644	$23,614
Accounts receivable	8,284	11,356
Inventory	5,015	3,915
Other current assets	2,481	3,666
Due from related parties	376	376
Total current assets	44,800	42,927

Property and equipment, net	71,691	69,638
Operating lease right-of-use assets	87,667	85,395
Deferred tax assets, net	12,328	12,313
Intangibles, net	15,286	15,505
Other assets	4,001	3,199
Security deposits	801	858
Total assets	$236,574	$229,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,771	$11,094
Accrued expenses	23,130	23,155
Deferred license revenue	79	90
Deferred gift card revenue and other	1,662	2,029
Current portion of operating lease liabilities	5,694	5,396
Current portion of long-term debt	500	500
Total current liabilities	42,836	42,264

Deferred license revenue, long-term	278	298
Operating lease liabilities, net of current portion	105,873	103,616
Long-term debt, net of current portion	23,068	23,132
Total liabilities	172,055	169,310

Commitments and contingencies (Note 14)

Stockholders’ equity:
Common stock, $0.0001 par value, 75,000,000 shares authorized; 32,272,971 issued and 32,260,337 outstanding at March 31, 2022 and 32,138,396 issued and 32,125,762 outstanding at December 31, 2021	3	3
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	—	—
Treasury stock	(37)	(37)
Additional paid-in capital	54,046	53,481
Retained earnings	14,302	10,632
Accumulated other comprehensive loss	(2,737)	(2,645)
Total stockholders’ equity	65,577	61,434
Noncontrolling interests	(1,058)	(909)
Total equity	64,519	60,525
Total liabilities and equity	$236,574	$229,835

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units, Adjusted EBITDA, Restaurant Operating Profit and Adjusted Net Income (Loss).

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the three months ended March 31,
	2022	2021
	(unaudited)	(unaudited)
Owned restaurant net revenue (1)	$70,516	$49,168
Management, license and incentive fee revenue	3,665	1,314
GAAP revenues	$74,181	$50,482

Food and beverage sales from managed units (1)	28,272	11,037

Total food and beverage sales at owned and managed units	$98,788	$60,205

(1)	Components of total food and beverage sales at owned and managed units.

The following table presents the elements of the quarterly Same Store Sales measure for 2021 and 2022:

	2021				2022	2021 vs. 2019				2022 vs. 2019
	Q1	Q2	Q3	Q4	Q1	Q1	Q2	Q3	Q4	Q1
US STK Owned Restaurants	38.6%	715.0%	136.0%	107.8%	57.1%	17.9%	66.5%	72.0%	60.7%	73.5%
US STK Managed Restaurants	-19.5%	764.6%	116.5%	133.3%	103.6%	-30.7%	26.8%	47.4%	58.2%	41.1%
US STK Total Restaurants	20.8%	725.7%	130.6%	113.5%	66.5%	1.9%	54.3%	63.8%	60.0%	62.9%
Kona Grill Total Restaurants	26.6%	160.6%	36.8%	50.2%	21.9%	4.6%	23.0%	26.9%	38.2%	27.5%
Combined Same Store Sales	23.5%	324.1%	78.9%	82.7%	45.1%	3.3%	38.0%	44.7%	49.8%	45.3%

Adjusted EBITDA. We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, non-cash rent expense, pre-opening expenses, non-recurring gains and losses, stock-based compensation, COVID-19 related expense and certain transactional costs. Not all the aforementioned items defining Adjusted EBITDA occur in each reporting period but have been included in our definitions of terms based on our historical activity. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	For the three months ended March 31,
	2022	2021
Net income attributable to The One Group Hospitality, Inc.	$3,670	$70
Net loss attributable to noncontrolling interest	(149)	(130)
Net income (loss)	3,521	(60)
Interest expense, net of interest income	508	1,246
Provision (benefit) for income taxes	173	(329)
Depreciation and amortization	2,715	2,699
EBITDA	6,917	3,556
COVID-19 related expenses	2,313	1,557
Stock-based compensation	879	1,022
Lease termination expense (1)	255	187
Non-cash rent expense (2)	(31)	23
Pre-opening expenses	345	101
Adjusted EBITDA	10,678	6,446
Adjusted EBITDA attributable to noncontrolling interest	(78)	(53)
Adjusted EBITDA attributable to The ONE Group Hospitality, Inc.	$10,756	$6,499

(1)	Lease termination expense are costs associated with closed, abandoned and disputed locations or leases.
(2)	Non-cash rent expense is included in owned restaurant operating expenses and general and administrative expense on the consolidated statements of operations and comprehensive income (loss).

Restaurant Operating Profit. We define Restaurant Operating Profit as owned restaurant net revenue minus owned restaurant cost of sales and owned restaurant operating expenses.

We believe Restaurant Operating Profit is an important component of financial results because: (i) it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance, and (ii) we use Restaurant Operating Profit as a key metric to evaluate our restaurant financial performance compared to our competitors. We use these metrics to facilitate a comparison of our operating performance on a consistent basis from period to period, to analyze the factors and trends affecting our business and to evaluate the performance of our restaurants.

The following table presents a reconciliation of Operating income (loss) to Restaurant Operating Profit for the period indicated (in thousands):

	For the three months ended March 31,
	2022	2021
Operating income as reported	4,202	857
Management, license and incentive fee revenue	(3,665)	(1,314)
General and administrative	6,879	5,174
Depreciation and amortization	2,715	2,699
COVID-19 related expenses	2,313	1,557
Pre-opening expenses	345	101
Lease termination expense	255	187
Restaurant Operating Profit	$13,044	$9,261
Restaurant Operating Profit as a percentage of owned restaurant net revenue	18.5%	18.8%

Restaurant operating profit by brand is as follows (in thousands):

	For the three months ended March 31,
	2022	2021
STK restaurant operating profit (Company owned)	8,813	5,477
STK restaurant operating profit (Company owned) as a percentage of STK revenue (Company owned)	22.6%	23.4%
Kona Grill restaurant operating profit	4,276	3,737
Kona Grill restaurant operating profit as a percentage of Kona Grill revenue	13.7%	14.6%

Adjusted Net Income (Loss). We define Adjusted Net Income as net income before gains on CARES Act Loan forgiveness, COVID-19 costs, lease termination, one-time stock-based compensation and acceleration and the income tax effect of the adjustment.

We believe that Adjusted Net Income is an appropriate measure of operating performance, as it provides a clear picture of our operating results by eliminating certain one-time expenses that are not reflective of the underlying business performance. Adjusted Net Income is included in this press release because it is a key metric used by management, and we believe that it provides useful information facilitating performance comparisons from period to period. Adjusted Net Income has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

	For the three months ended March 31,
	2022	2021
Net income (loss) attributable to The One Group Hospitality, Inc. as reported	$3,670	$70
Adjustments:

COVID-19 related expenses	2,313	1,557
Accelerated Stock Compensation	-	485

Adjusted net income before income taxes	5,983	2,112
Income tax effect on adjustments(1)	(450)	(270)
Impact of excluding certain discrete income tax items	(540)	(277)
Adjusted net income (loss) attributable to The One Group Hospitality, Inc.	$4,993	$1,565

Adjusted net income (loss) per share: Basic	$0.15	$0.05
Adjusted net income (loss) per share: Diluted	$0.15	$0.05

Shares used in computing basic income (loss) per share	32,231,210	29,168,576
Shares used in computing diluted income (loss) per share	34,245,445	32,031,479

(1)	Reflects the tax expense associated with the adjustments for the three months ended March 31, 2022, and March 31, 2021. The Company uses its statutory tax rate for the current year and for the previous year.